EXHIBIT 2.2
CERTIFICATE OF MERGER
MERGING NEK-SEN ENERGY PARTNERS
INTO NEK-SEN ENERGY, LLC
     The undersigned, desiring to merge NEK-SEN Energy Partners, a Kansas general partnership, into NEK-SEN Energy, LLC, a Kansas limited liability company, under and pursuant to the provisions of the Kansas General Corporation Code, adopt the following Certificate of Merger:
     1. Name and Jurisdiction. The merging business entities are NEK-SEN Energy Partners, a general partnership formed and existing under the laws of the State of Kansas, and NEK-SEN Energy, LLC, a limited liability company organized and existing under the laws of the State of Kansas.
     2. Agreement and Plan of Merger. An Agreement and Plan of Merger has been authorized, approved and certified by the Partnership Board of NEK-SEN Energy Partners pursuant to its Partnership Agreement and the sole manager and sole member of NEK-SEN Energy, LLC, in accordance with the requirements of K.S.A. 17-7705 and the amendments thereto.
     3. Effective Date. The merger shall be effective on the effective date of the filing of this Certificate of Merger with the Kansas Secretary of State.
     4. Surviving Business Entity. The name of the surviving business entity shall be “NEK-SEN Energy, LLC”.
     5. Registered Office and Agent. The address of the registered office of the surviving entity in the State of Kansas is: 205 South 8th Street, Sabetha, Kansas 66534, and the name of its initial registered agent at such address is Gary Edelman.
     6. Amendments to Organizational Documents. No amendments or changes to the organizational documents of the Surviving entity are desired, and the organizational documents of the Surviving entity shall be its organizational documents.
     7. Executed Agreement. A copy of the executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving entity at 205 South 8th Street, Sabetha, Kansas 66534. A copy of the Agreement will be furnished by the Surviving entity, upon request and without cost, to any partner or member of the merging entities.
     IN WITNESS WHEREOF, we have hereunto subscribed our names this 2nd day of December, 2005.

NEK-SEN ENERGY PARTNERS		NEK-SEN ENERGY, LLC

By:	/s/ Gary Edelman	By:	/s/ Gary Edelman
	Gary Edelman		Gary Edelman
Its: Authorized Partner		Its: Manager